7500 East Columbia Street	Contact Mark L. Lemond
Evansville, IN 47715	President and Chief Executive Officer
www.shoecarnival.com	or W. Kerry Jackson
(812) 867-6471	Executive Vice President, Chief Financial Officer
and Treasurer

FOR IMMEDIATE RELEASE

SHOE CARNIVAL UPDATES FOURTH QUARTER 2009 NET SALES AND
COMPARABLE STORE SALES EXPECTATIONS

Provides estimated net sales range of $168.0 to $169.0 million

Updates fourth quarter comparable stores sales expectations to a range of 7% to 8%

Evansville, Indiana, January 11, 2010 - Shoe Carnival, Inc. (Nasdaq: SCVL) a leading retailer of value-priced footwear and accessories, today announced updated expectations for net sales and comparable store sales for the fourth quarter ending on January 30, 2010. Due to the timing of the Company's upcoming participation at the ICR XChange Conference on January 14, 2010 the Company is providing this business update. The Company does not plan to provide preliminary financial information in the future other than in unique circumstances, or in the event of a material event that requires disclosure.

The Company now expects net sales to range from $168.0 to $169.0 million for the fourth quarter of 2009. For the quarter, the Company expects comparable store sales in the range of 7% to 8% versus previous guidance for comparable store sales of 3% to 5%.

"We are pleased that our value proposition for name brand footwear continues to resonate well with the consumer. This is resulting in sales above our original expectations for the fourth quarter,” said Mark Lemond, Shoe Carnival’s President and Chief Executive Officer. “Our merchandise assortment is allowing us to capitalize on key fashion trends in women’s boots, athletic and toning categories. We continue to execute our strategy to gain long-term market share, improve profitability and generate free cash flow.”

The Company plans to report fourth quarter and full year 2009 financial results on March 18, 2010.

About Shoe Carnival

Shoe Carnival is a chain of 317 footwear stores located in the Midwest, South and Southeast. Combining value pricing with an entertaining store format, Shoe Carnival is a leading retailer of name brand and private label footwear for the entire family. Headquartered in Evansville, IN, Shoe Carnival trades on The NASDAQ Stock Market LLC under the symbol SCVL. Shoe Carnival's press releases and annual report are available on the Company's website at www.shoecarnival.com.

Cautionary Statement Regarding Forward-Looking Information

This press release contains forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve a number of risks and uncertainties. A number of factors could cause our actual results, performance, achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by these forward-looking statements. These factors include, but are not limited to: general economic conditions in the areas of the United States in which our stores are located; the effects and duration of the current economic downturn and the impact on the credit markets; changes in the overall retail environment and more specifically in the apparel and footwear retail sectors; our ability to generate increased sales at our stores; the potential impact of national and international security concerns on the retail environment; changes in our relationships with key suppliers; the impact of competition and pricing; changes in weather patterns, consumer buying trends and our ability to identify and respond to emerging fashion trends; the impact of disruptions in our distribution or information technology operations; the effectiveness of our inventory management; the impact of hurricanes or other natural disasters on our stores, as well as on consumer confidence and purchasing in general; risks associated with the seasonality of the retail industry; our ability to successfully execute our growth strategy, including the availability of desirable store locations at acceptable lease terms, our ability to open new stores in a timely and profitable manner and the availability of sufficient funds to implement our growth plans; higher than anticipated costs associated with the closing of underperforming stores; the inability of manufacturers to deliver products in a timely manner; changes in the political and economic environments in the People’s Republic of China, Brazil, Spain and East Asia, the primary manufacturers of footwear; and the continued favorable trade relations between the United States and China and the other countries which are the major manufacturers of footwear.

In addition, these forward-looking statements necessarily depend upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors. Accordingly, any forward-looking statements included in this press release do not purport to be predictions of future events or circumstances and may not be realized. Forward-looking statements can be identified by, among other things, the use of forward-looking terms such as "believes," "expects," "may," "will," "should," "seeks," "pro forma," "anticipates," "intends" or the negative of any of these terms, or comparable terminology, or by discussions of strategy or intentions. Given these uncertainties, we caution investors not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. We disclaim any obligation to update any of these factors or to publicly announce any revisions to the forward-looking statements contained in this press release to reflect future events or developments.